Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of June 10, 1996 (the “Effective Date”) between Golden Growers Cooperative, a North Dakota Cooperative (“GGC”) and Mark Dillon (“Executive”).

WHEREAS, GGC agrees to employ Executive as its Executive Vice President as of the Effective Date and Executive accepts employment with GGC in such position; and

WHEREAS, it is GGC’s high priority to arrive at an agreement with Executive as to the terms and conditions of Executive’s employment and to protect valuable confidential information and member and employee relationships of GGC and ProGold Limited Liability Company (“ProGold”), an entity in which GGC has a forty-nine percent (49%) ownership interest; and

WHEREAS, Executive agrees, in consideration of his employment with GGC and GGC’s obligations to him hereunder, to recognize and honor his obligations to GGC with regard to his employment and such confidential information and valuable relationships;

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein described, the parties agree as follows:

1.                                       Term.  Subject to earlier termination as provided in paragraph 6 herein, the term of such employment shall commence on the Effective Date and shall end on the three (3)-year anniversary of the Effective Date.  Executive’s employment will be automatically renewed for a one (1)-year term on each said anniversary date thereafter, on the terms and conditions herein contained or any additional or modified terms mutually agreed upon in writing by the parties, unless either party does not desire such renewal and communicates written notice of nonrenewal to the other party prior to the renewal date.  All references to “year” in this Agreement refer to the year beginning June 10 and ending the following June 9.

2.                                       Duties.  In his position as Executive Vice President, Executive will faithfully and diligently perform his job as Executive Vice President, will perform such duties as set forth on Exhibit A hereto and such other duties as may be reasonably assigned to him from time to time by the Board of Directors of GGC (the “Board”), excluding any periods of vacation, sick, disability or other leave to which Executive is entitled, and will devote reasonable attention and time to the business and affairs of GGC and use Executive’s reasonable best efforts to execute fully his duties hereunder; and promote GGC’s best interests.  Executive represents that he will not take any action at any time while he is employed by GGC which would in any way be reasonably anticipated to conflict with GGC’s interests or objectives.  The principal place of employment and the location of Executive’s principal office and normal place of work shall be in the Fargo, North Dakota area.

3.                                       Compensation.  For all services rendered by Executive, GGC shall pay Executive a base annual salary of One Hundred Twenty Thousand Dollars ($120,000.00), payable in substantially equal semi-monthly installments.

4.                                       General Benefits.  Executive shall be entitled to receive additional salary as an allowance for health insurance, life insurance, retirement benefits, disability insurance, pension benefits, flexible benefits fund, educational assistance and tax preparation assistance which will allow Executive to acquire on his own, and not through GGC, such benefits in amounts comparable to those provided executives of American Crystal Sugar Company.  The allowance for such benefits may be less than but shall not exceed thirty percent (30%) of current compensation per year and shall be prorated and payable semi-monthly.  Executive shall also be entitled to reimbursement of his reasonable and necessary expenses incurred in connection with the performance of his duties hereunder, including use of a GGC minivan or sport utility vehicle for business and personal use, with personal use reimbursed to GGC at IRS mileage rates, one (1) airline executive club membership, annual fee paid for one (1) premium credit card and one (1) telephone credit card, membership in professional associations as approved by the Board or its designated committee, and travel, registration and reasonable expenses incurred attending such seminars, meetings or conferences as approved by the Board or its designated committee.

5.                                       Vacation, Sick Leave and Time Off.  Executive shall be entitled to combined vacation and sick leave of twenty (20) business days per year with pay through the initial three (3)-year employment term of this Agreement.  In the event that Executive’s employment is extended beyond the initial term, Executive shall be entitled to twenty-five (25) business days per year of combined vacation and sick leave for each of the next four (4) years, and thirty (30) business days per year thereafter.  Executive shall also be entitled to eight (8) holidays per year plus one (1) floating holiday.  Executive shall advise the Board annually of these holidays.  Executive shall also be entitled to bereavement leave up to five (5) days per occurrence for the death of a parent, spouse or child.  Vacation time in excess of one (1) day at a time shall be coordinated with the Board or its designated committee and taken subject to its approval.  Carryover of unused vacation and sick leave shall be capped at fifty percent (50%) of the prior year’s allowance.  In addition, Executive shall be allowed leave without pay July 2-15, 1996.  Any additional days absent per year from a five (5)-day work week, other than allowed in this paragraph, shall be without compensation.

6.                                       Termination.  Either Executive or GGC may terminate the employment relationship upon thirty (30) day’s advance written notice to the other party for any reason, except as otherwise provided in the last sentence of this paragraph.  If Executive terminates this Agreement by resigning his employment, GGC may terminate his employment at any time during the thirty (30)-day notice period, provided, however, that GGC will continue to pay Executive’s base salary and benefit allocation for the duration of the 30-day notice period.  If GGC terminates Executive’s employment without Cause, GGC will pay Executive One Hundred Fifty Thousand Dollars ($150,000.00) as full and final payment to Executive following his execution of the release agreement described in paragraph 9 of this Agreement.  If GGC terminates Executive’s employment for Cause, said termination shall be effective immediately upon written notice to Executive and GGC wilt pay Executive two semi-monthly paychecks following his termination.

Cause exists if Executive has (a) engaged in dishonesty, illegal or other wrongful conduct substantially detrimental to the business or reputation of GGC or ProGold; (b) violated any material provision in this Agreement or any material existing or future GGC policies; (c) willfully and continuously failed or refused to perform his duties with GGC, provided,

Executive does not remedy such violation within thirty (30) days after written notice thereof is given Executive; or (d) is convicted of a felony involving any fraud, embezzlement, theft or dishonesty, or is convicted of any criminal conduct affecting GGC.

Security Agreement.  To secure performance by GGC of its One Hundred Fifty Thousand Dollars ($150,000.00) obligation under paragraph 6 of this Agreement, GGC shall, coincident with the signing of this Agreement, deposit One Hundred Fifty Thousand Dollars ($150,000.00) in the form of a three-year Certificate of Deposit with Community First Bank (the “Bank”).  GGC shall pledge to Executive the Certificate of Deposit (by executing and delivering to Bank and Executive forms required by the Bank or provided by Executive’s attorney) and it does hereby grant to Executive a Uniform Commercial Code security interest in the Certificate of Deposit to secure GGC’s obligations under paragraph 6 of this Agreement.  In the event of a default by GGC in said obligations, Executive shall have the right if the default is not cured within thirty (30) days following Executive’s written notice to GGC of default, to deliver the Certificate of Deposit to the Bank and obtain the payment of the proceeds, excluding all accrued interest thereon, to Executive and/or to resort to any and all remedies which the Executive may have at law or in equity.  For such purposes, GGC irrevocably appoints Executive as its attorney-in-fact to liquidate such Certificate of Deposit.  The Bank may rely conclusively upon the original or a photocopy of this document and the Executive’s affidavit that a default has occurred, Executive’s affidavit and proof of personal service by an independent third party that a notice of default has been given GGC and that default has not been timely cured.  GGC shall also execute and deliver to Executive all Uniform Commercial Code Financing Statements reasonably requested by Executive to perfect his security interest in the Certificate of Deposit.  The Certificate of Deposit shall also be delivered to Executive.  Once three years has passed following the Effective Date of this Agreement, the Certificate of Deposit shall be returned to GGC by Executive and any and all Uniform Commercial Code Financing Statements shall be terminated by Executive, provided that GGC is not then in default under the terms of this Agreement.  GGC shall also reimburse Executive for any expense incurred by Executive in protecting or enforcing his rights under this Agreement, including, without limitation, reasonable attorneys’ fees and legal expenses, and all expenses of liquidating the Certificate of Deposit.

8.                                       Confidential Information.  Executive acknowledges that in the course of his employment by GGC, he will have access to GGC’s and ProGold’s confidential information consisting of member stock subscriptions and stock transactions, correspondence, communications and other information; procedures, methods, records and standards relating to the manufacture, distribution, sales and marketing of ProGold’s products; the terms of any contracts entered into by GGC and ProGold; any information on any computer database; sales, marketing and prospect plans and identities; unpublished promotional brochures and cover designs; fiduciary information; records, data, formulae, specifications, trade secrets, developments, research activity, processes, designs, sketches and drawings; short term and long range plans; financial status, statements and information; and personnel data including specifically all compensation and other personal information relating to any GGC or ProGold employee.  Confidential information also includes any confidential information relating to any business of any company affiliated with GGC or ProGold, which is disclosed to Executive either purposely or inadvertently in the course of his employment with GGC.  Executive agrees that such information shall be considered secret and disclosed to him in confidence.  Executive recognizes that such information is the sole property of GGC, and where appropriate, ProGold, and shall be used for the exclusive benefit of GGC or ProGold.  During his employment by GGC and thereafter, Executive will not directly or indirectly disclose or use any such confidential information except as required in the conduct of GGC’s business.

Confidential information may be written, stored in a computer, merged with other information, or simply memorized.  Just because it is memorized, however, this does not in any way reduce its confidentiality or its proprietary nature.  While some of this confidential information may be generally public knowledge, its compilation in a form useful to GGC and ProGold and their competitors makes it unique and valuable.

Executive agrees that all records, files, documents, equipment, computer discs, video tapes and the like relating to GGC’s or ProGold’s business which he may prepare, use or obtain shall be and remain the sole property of GGC or ProGold and shall not be removed from GGC’s or ProGold’s premises or control without written authorization from the Board.  Executive further agrees that prior to his separation from the employ of GGC for any reason he will meet with such person as GGC may designate for a separation interview and he will deliver to the Board or its designee any and all materials in his possession relating to and within the scope of the current or projected business of GGC and ProGold, including, but not limited to, all the items listed above.

9.                                       Releases.  Executive hereby releases GGC, ProGold, United Sugars Corporation, Midwest Agri-Commodities Company, and their respective affiliates, employees, directors, shareholders, officers, agents, insurers and indemnitors from certain claims and causes of action, known or unknown, described below, which he may have against them up to his signing of this Agreement.  This release does not include any claims which arise after Executive signs this Agreement.  The claims and causes of action which Executive is releasing hereunder include all compensation, benefit, commission and contract claims; defamation, emotional distress and other employment related tort claims except workers compensation; all claims under any federal, state or local statute, regulation or case law for discrimination claims under the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Minnesota Human Rights Act and Title VII of the Civil Rights Act of 1964.  Executive has twenty-one (21) days to consider this release before he signs this Agreement and he has fifteen (15) days after he signs it to rescind this release.  If Executive rescinds his release of his claims under this paragraph, he will thereby be rescinding this Agreement in its entirety and will have no rights to any benefits hereunder.  If Executive desires to rescind his release hereunder, he must deliver written notice of rescission, by mail or in person, to Mr. Patrick Benedict, Chairman of the Board, Golden Growers Cooperative, RR 1, Box 9, Sabin, MN 56580 within fifteen (15) days after he signs this Agreement.  If Executive mails his rescission to Mr. Benedict, he shall send it by certified mail, return receipt requested.  Executive is hereby advised that he has the right to consult with his own legal counsel regarding his rights hereunder.

Executive will also be required to sign a release identical to the above release but including any new legal requirements to assure its enforceability which may be effective at the time of his termination, along with his agreement to keep confidential and not disclose the circumstances of his termination or derogatory comments regarding GGC or ProGold or its owners or employees, at the time of any termination of employment prior to expiration of the initial three (3)-year term of Executive’s employment, as a condition of receiving the One Hundred Fifty Thousand Dollar ($150,000.00) payment provided to him at the time of his termination by GGC without Cause.  If Executive elects not to execute the release described in this paragraph at the time of termination he will nonetheless receive two (2) semi-monthly paychecks following his termination for any reason.

10.                                 Remedies.  Each party consents that, in the case of any violation or threatened violation of this Agreement, the other party may secure injunctive relief, without bond but upon due notice, in addition to any other relief available to it.  In the event either party is found to have violated this Agreement, said party understands and agrees that it will be liable to the other party for reasonable attorney’s fees and costs incurred in litigation to enforce this Agreement.  No waiver of any violation of this Agreement shall be implied from any failure by either party to take action under this paragraph.

11.                                 Severability; Governing Law; Assignment.  If for any reason a court of competent jurisdiction determines any provision of this Agreement to be unenforceable as written, the parties expressly grant the court authority to modify this provision and to enforce this provision to the maximum extent possible.  The parties further agree that this Agreement shall be governed and construed under North Dakota law, without regard to that body of law commonly known as “conflict of laws.”  Any dispute arising out of or relating to this Agreement shall be heard by a state or federal court sitting in Fargo, North Dakota, and Executive consents to the personal jurisdiction of both such courts.  Executive agrees that his obligations under this Agreement shall be binding on his heirs, assigns and his legal representatives and that these obligations are enforceable with respect to the affiliates, successors and assigns of GGC, any person or entity which purchases substantially all of the assets of GGC.

12.                                 Integration Clause.  This Agreement is being entered into substantially contemporaneously with the commencement of Executive’s employment by GGC and constitutes the complete agreement of the parties, superseding any and all prior written or oral agreements or understandings between it and between Executive.  Any amendment hereto or expansion or revision to Executive’s terms of employment must be reflected in a writing executed by the parties hereto.

13.                                 Survival.  The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of Executive’s employment hereunder or beyond the termination of this Agreement, shall continue in full force and effect notwithstanding the Executive’s termination of employment hereunder or the termination of this Agreement, respectively.

SIGNED AT Fargo, N.D.	this 2ndd day of August, 1996.

(s) Mark C. Dillon

Golden Growers Cooperative

	By:	(s) Patrick Benedict

Its: chair

County of Cass

State of North Dakota

The above document was signed in the presence of Bradley J. Keller, a Notary Public, in and for the state of North Dakota.

(s) Bradley J. Keller
My commission expires March 28, 2001

EXHIBIT A

Duties of Mark Dillon

Member Relations

Member communications

Memberandum:

Annual Report

Disclosure Statements

Advertising premiums

Member meetings including Annual Meeting

Share transfers

Member records/mailing lists

Elections

Board Relations

Board meeting logistics/agenda preparation

Board communications

Board education

Director compensation

Attend ProGold board meetings

Public/Community Relations

Image advertising

Philanthropy

GGC representation on committees, boards

Industry Relations

GGC representation on state corn councils, etc.

Coordinate lobbying efforts

Memberships

State corn councils

NCFC

ND Coordinating Council of Cooperatives

Finance

Liaison with auditors

Liaison with accounting service supplier(s)

Coordinate budgeting

Coordinate dividend payments

Office Management/Policy Coordination/Staffing/Supervision

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Golden Growers Cooperative, a North Dakota cooperative (“GGC”) and Mark Dillon (“Executive”) entered into an Employment Agreement as of June 10, 1996, (“Employment Agreement”); and

WHEREAS, GGC and Executive desire to extend the terms of that Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein described.  The parties agree to amend the Employment Agreement as follows:

1.                                       The first full sentence of paragraph 1 entitled “Term” is amended to read as follows:

Subject to earlier termination as provided in paragraph 6 herein, the term of such employment shall commence on the Effective Date and shall end on the five (5)-year anniversary of the Effective Date.

2.                                       Paragraph 7 is amended to read as follows:

Security Agreement.  To secure performance by GGC of its One Hundred Fifty Thousand Dollar ($150,000.00) obligation under paragraph 6 of this Agreement, GGC shall, coincident with the signing of this Agreement, deposit One Hundred Fifty Thousand Dollars ($150,000.00) in the form of a Certificate of Deposit with Community First Bank (the “Bank”).  GGG shall pledge to Executive the Certificate of Deposit (by executing and delivering to Bank and Executive forms required by the Bank or provided by Executive’s attorney) and it does hereby grant to Executive a Uniform Commercial Code security interest in the Certificate of Deposit to secure GGC’s obligations under paragraph 6 of this Agreement.  In the event of a default by GGC in said obligations, Executive shall have the right if the default is not cured within thirty (30) days following Executive’s written notice to GGC of default, to deliver the Certificate of Deposit to the Bank and obtain the payment of the proceeds, excluding all accrued interest thereon, to Executive and/or to resort to any and all remedies which the Executive may have at law or in equity.  For such purposes, GGC irrevocably appoints Executive as its attorney-in-fact to liquidate such Certificate of Deposit.  The Bank may rely conclusively upon the original or a photocopy of this document and the Executive’s affidavit that a default has occurred, Executive’s affidavit and proof of personal service by an independent third party that a notice of default has been given GGC and that default has not been timely cured.  GGC shall also execute and deliver to Executive all Uniform Commercial Code Financing Statements reasonably requested by Executive to perfect his security interest in the Certificate of Deposit.  The Certificate of Deposit shall also be delivered to Executive.  Once five years have passed following the Effective Date of this Agreement, the Certificate of Deposit shall be returned to GGC by Executive and any and all Uniform Commercial Code Financing Statements shall be terminated by Executive, provided that GGC is not then in default under the terms of this Agreement.  GGC shall also reimburse Executive for any expense incurred by Executive in protecting or enforcing his rights under this Agreement including, without limitation, reasonable attorneys’ fees and legal expenses, and all expenses of liquidating the Certificate of Deposit.

3.                                       The second-to-last sentence in paragraph 9 entitled “Releases” is amended to read as follows:

Executive will also be required to sign a release identical to the above release but including any new legal requirements to assure its enforceability which may be effective at the time of his termination, along with his agreement to keep confidential and not disclose the circumstances of his termination or derogatory comments regarding GGC or ProGold or its owners or employees, at the time of any termination of employment prior to expiration of the initial five (5)-year term of Executive’s employment, as a condition of receiving the One Hundred Fifty Thousand Dollar ($150,000.00) payment provided to him at the time of his termination by GGC without Cause.

4.                                       Except as modified herein, the terms of the Employment Agreement entered into as of June 10, 1996, shall remain in full force and effect.

SIGNED AT Fargo, North Dakota, this 15th day of August, 1997.

Mark Dillon

Golden Growers Cooperative

Patrick Benedict

Its Chairman